UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2011

NEWPARK RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-2960	72-1123385
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2700 Research Forest Drive, Suite 100 The Woodlands, TX	77381
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 362-6800

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 4, 2011, Newpark Resources, Inc. (“Newpark”), and Newpark Australian Pty Ltd (“NAPL”), an indirect wholly owned subsidiary of Newpark, entered into a Share Sale and Purchase Agreement (the “Purchase Agreement”) with Rheochem Plc (“Rheochem”) providing for the purchase by NAPL of the drilling fluids business of Rheochem, with Newpark acting as purchaser guarantor. The drilling fluids business of Rheochem is comprised of the following entities: Rheochem Limited, an Australian corporation; Rheochem Pacific Limited, a New Zealand corporation; Rheochem India Pvt Ltd, an Indian corporation; and, Rheochem Indonesia, an Indonesian corporation. The transaction is structured as a purchase of Rheochem’s outstanding equity interests in the foregoing entities.

Under the terms of the Purchase Agreement, the cash consideration payable at closing is AUD $23.8 million (plus cash in the Indian subsidiary at closing and less the amount of external borrowings on the date of closing assumed by Newpark, if any), subject to a working capital adjustment. In addition to the cash consideration payable at closing, the Purchase Agreement also provides for two additional payments contingent upon the financial performance of the business during two performance periods, the first period being March 1, 2011 through August 31, 2011 and the second period being March 1, 2011 through February 29, 2012. The first contingent payment to Rheochem in the amount of AUD $2 million is due if the EBITDA of the acquired drilling fluid business equals or exceeds AUD $2 million between March 1, 2011 and August 31, 2011. A second contingent payment is due Rheochem based on the EBITDA of the acquired drilling fluid business between March 1, 2011 and February 29, 2012. The amount of such second payment, if any, shall be equal to seven (7) times the EBITDA earned during this performance period, less the initial cash consideration paid at closing (excluding the cash in the Indian subsidiary), and the amount of the first contingent payment, if any. Total maximum cash consideration is limited to AUD $45 million (plus cash in the Indian subsidiary at closing and less the amount of external borrowings on the date of closing assumed by Newpark, if any), exclusive of any working capital adjustment.

The Purchase Agreement contains negotiated representations, warranties and covenants by both Rheochem and Newpark, which are believed to be customary for transactions of this kind. The Purchase Agreement contains agreements relating to the operation of the business in the ordinary course pending the closing and other matters relating to the parties’ obligations prior to and after the closing. The Purchase Agreement contains indemnification provisions which are believed to be customary for transactions of this type. Rheochem’s obligations for breach of warranties and indemnification, in some cases, only apply with respect to aggregate liabilities in excess of specified thresholds, are subject to caps and are only effective for specified periods of time. The parties’ obligations to consummate the transaction are subject to satisfaction of customary closing conditions, and receiving the approval of Rheochem’s shareholders. The Purchase Agreement also contains a provision requiring the payment of a breakup fee in the amount of AUD $2.5 million under certain circumstances if either party is not able or willing to complete the transaction. The transaction contemplated by the Purchase Agreement is expected to close by the end of April 2011.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement, which will be filed as an exhibit to Newpark’s Quarterly Report on form 10-Q for the quarter ending March 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWPARK RESOURCES, INC.

Dated: March 9, 2011

By: /s/ James E. Braun
James E. Braun, Vice President and Chief
Financial Officer
(Principal Financial Officer)